Exhibit (a)(30)

                                       CSX CORPORATION
                                       Corporate Communications
                                       P.O. Box 85629
                                       Richmond, Virginia 23285-5629
         NEWS                          http://www.csx.com




         CONTACT:       Thomas E. Hoppin    Richard Wolff
                        CSX Corporation     Kekst and Company
                        (804) 782-1450      (212) 593-2655

                      CSX Confirms Negotiations With Conrail


         FOR IMMEDIATE RELEASE


                   RICHMOND, Va., March 3, 1997 -- CSX Corporation today

         confirmed it has begun negotiations with Conrail Inc. on the matters outlined by Conrail today.

                   John W. Snow, chairman, president and chief executive

         officer of CSX, said, "We look forward to these negotiations with great anticipation, fully expecting to resolve these

         issues and bring forth a proposal that will serve the best interests of all constituents and provide pro-competitive

         solution in the East."

                   CSX Corporation, headquartered in Richmond, Va., is

         an international transportation company offering a variety of rail, container-shipping, intermodal, trucking, barge, and contract logistics management services.

                   CSX's internet address is http://www.csx.com

                                     #  #  #